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                                                                      EXHIBIT 11

                        SPELLING ENTERTAINMENT GROUP INC.
                 EXHIBIT 11 - COMPUTATION OF NET LOSS PER COMMON
                           AND COMMON EQUIVALENT SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                           Three Months Ended            Nine Months Ended
                                                              September 30,                September 30,
                                                           1997           1996           1997           1996
                                                         --------       --------       --------       --------
Net loss:
    Continuing operations                                $(18,087)      $   (730)      $(14,322)      $ (2,839)
    Discontinued operations                                    --         (3,831)            --        (27,454)
                                                         --------       --------       --------       --------

Net loss                                                 $(18,087)      $ (4,561)      $(14,322)      $(30,293)
                                                         ========       ========       ========       ========

Shares:
   Basic shares - weighted average of common shares
       outstanding                                         90,746         90,422         90,730         90,311
   Additional shares assuming conversion of stock
       options and warrants                                    --             --             --             --
                                                         --------       --------       --------       --------
   Primary shares                                          90,746         90,422         90,730         90,311
   Additional shares, when dilutive, assuming full
       dilution of stock options and warrants                  --             --             --             --
                                                         --------       --------       --------       --------
   Fully diluted shares                                    90,746         90,422         90,730         90,311
                                                         ========       ========       ========       ========

   Basic, primary and fully diluted net
       loss per common and
       common equivalent share:
       Continuing operations                             $  (0.20)      $  (0.01)      $  (0.16)      $  (0.03)
       Discontinued operations                                 --          (0.04)            --          (0.31)
                                                         --------       --------       --------       --------

   Net loss
       per common and common equivalent share            $  (0.20)      $  (0.05)      $  (0.16)      $  (0.34)
                                                         ========       ========       ========       ========




Note 1: This calculation is submitted in accordance with the Securities Exchange Act of 1934 although not required by paragraph 30 of APB Opinion No. 15 because the calculation of primary and fully diluted net loss per common and common equivalent share would be anti-dilutive for all periods presented.